Exhibit 99.1

PRESS RELEASE

CRESCENT ANNOUNCES SECOND QUARTER 2005 RESULTS
Canyon Ranch® Management Featured on Today’s Earnings Call
FORT WORTH, TEXAS, August 4, 2005—Crescent Real Estate Equities Company (NYSE:CEI) today announced results for the second quarter of 2005. Net loss available to common shareholders for the three months ended June 30, 2005, was ($13.6) million, or ($0.14) per share (diluted). These compare to a net loss of ($17.5) million, or ($0.18) per share (diluted), for the three months ended June 30, 2004. Net loss available to common shareholders for the six months ended June 30, 2005, was ($22.8) million, or ($0.23) per share (diluted). These compare to net loss available to common shareholders of ($36.1) million, or ($0.36) per share for the six months ended June 30, 2004.
Funds from operations available to common shareholders — diluted, as adjusted to exclude impairment charges and debt extinguishment charges related to the sale of real estate assets (“FFO, as adjusted”), was $33.1 million, or $0.28 per share and equivalent unit, for the three months ended June 30, 2005, compared to $31.0 million, or $0.27 per share and equivalent unit, for the three months ended June 30, 2004. FFO, as adjusted, for the six months ended June 30, 2005, was $62.0 million, or $0.53 per share and equivalent unit, compared to $58.6 million, or $0.50 per share and equivalent unit, for the six months ended June 30, 2004. Crescent provides this calculation of FFO, as adjusted, to assist investors in assessing Crescent’s operating performance. Funds from operations available to common shareholders — diluted, calculated in accordance with the NAREIT definition (“FFO”), was $33.8 million, or $0.29 per share and equivalent unit, for the three months ended June 30, 2005, compared to $30.5 million, or $0.26 per share and equivalent unit, for the three months ended June 30, 2004. FFO, for the six months ended June 30, 2005, was $61.6 million, or $0.53 per share and equivalent unit, compared to $55.7 million, or $0.48 per share and equivalent unit, for the six months ended June 30, 2004. Both uses of FFO are non-GAAP financial measures, and as such, are reconciled to net income in the documents accompanying this press release.
According to John C. Goff, Vice Chairman and Chief Executive Officer, “We are pleased to report that our second quarter FFO results, as adjusted, of $0.28 per share were $0.10 above management expectations due to resort residential development ($0.06) and commercial land sale ($0.04) results. We are increasing our guidance range to $1.05 to $1.15 FFO per share for the full year of 2005, up from $1.00 to $1.10 FFO per share. Overall, our business segments are performing well this year, and we are encouraged by these positive trends.”
Goff added, “In the second quarter, we announced a significant lease termination agreement with El Paso Corporation for 888,000 square feet of space, including 762,000 square feet that is currently vacant. Under the terms of the agreement, El Paso will pay us $65 million in lease termination fees, as well as $62 million in rent from July 1, 2005, through December 31, 2007. During this period, we will have the right to re-market the space and collect additional rent simultaneous with El Paso’s rent. We are very bullish about Houston and believe that we will be successful in releasing the space. When we factor in our anticipated lease-up, we view the lease termination as being accretive to our future cash flow and earnings. We will recognize net lease termination fees of $8.4 million in 2005, $16.8 million in 2006 and $16.8 million in 2007, in addition to the rent collected through 2007.”
On July 15, 2005, Crescent announced that its Board of Trust Managers had declared cash dividends of $0.375 per share for its Common Shares, $0.421875 per share for its Series A Convertible Preferred Shares, and $0.59375 per share for its Series B Redeemable Preferred Shares. The dividends are payable August 15, 2005, to shareholders of record on July 29, 2005.

BUSINESS SECTOR REVIEW
Office Sector (60% of Gross Book Value of Real Estate Assets as of June 30, 2005)
Operating Results
Crescent reports operating statistics in this press release assuming 100% ownership without adjusting for joint-venture interests. Crescent owned and managed, through its subsidiaries and joint ventures, 32.0 million square feet at June 30, 2005, including 14.9 million square feet of office properties in unconsolidated joint ventures and 0.5 million square feet in consolidated joint ventures.
Denny Alberts, President and Chief Operating Officer, commented, “Consistent with our expectation for this quarter, our total office leased occupancy at the end of the second quarter was 89.2%. We continue to expect to end the year at 90% overall leased occupancy and have addressed our lease expirations in a timely manner in order to achieve this target. From a rollover standpoint, a total of 4.7 million gross square feet of leases was anticipated to expire in 2005. To date, 79% of that expiring space has been addressed — 74% by signed leases and 5% by leases in negotiation.”
- Same-store NOI -
Office property same-store net operating income (“NOI”) declined 2.8% for the three months ended June 30, 2005, from the same period in 2004 for the 28.0 million square feet of office property space owned during both periods. Average economic occupancy for these same-store properties for the three months ended June 30, 2005, was 87.0% compared to 86.4% for the same period in 2004.
Office property same-store net operating income (“NOI”) declined 1.2% for the six months ended June 30, 2005, from the same period in 2004 for the 28.0 million square feet of office property space owned during both periods. Average economic occupancy for these same-store properties for the six months ended June 30, 2005, was 87.4% compared to 86.1% for the same period in 2004.
-Total Portfolio Occupancy —
As of June 30, 2005, leased occupancy was 89.2%, and economic occupancy was 87.3%.
- Leasing Activity -
The Company leased 1.3 million net rentable square feet during the three months ended June 30, 2005, of which 752,000 square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) decreased 1.2% from the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $1.89 per square foot per year, and leasing costs were $1.33 per square foot per year.
The Company leased 2.4 million net rentable square feet during the six months ended June 30, 2005, of which 1.1 million square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) decreased 1.5% from the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $1.93 per square foot per year, and leasing costs were $1.27 per square foot per year.
- Lease Termination Fees -
Crescent received $2.8 million and $3.2 million of lease termination fees during the three months and six months ended June 30, 2005, respectively. These compare to $6.2 million and $7.3 million of lease termination fees received during the three and six months ended June 30, 2004, respectively. Crescent’s policy is to exclude lease termination fees from its same-store NOI calculation.
For details of the El Paso lease termination agreement, refer to the section below that is named “El Paso Lease Termination Agreement”.

Acquisition and Joint Venture
On April 8, Crescent purchased One Buckhead Plaza, a 20-story, 461,669 square-foot Class A office property located in the Buckhead submarket of Atlanta. This property is the Company’s second acquisition in the Buckhead submarket, following its acquisition of One Live Oak in late December. Constructed in 1987, One Buckhead Plaza is currently 88% leased. Crescent acquired the office property for approximately $130.5 million.
Subsequently, on June 29, Crescent completed the joint venture of One Buckhead Plaza. Seattle-based Metzler North America acquired a 65% ownership interest in the property on behalf of the Metzler U.S. Real Estate Fund, L.P. Crescent contributed the property and associated note to the joint venture and received $28.1 million in proceeds. Consistent with its real estate investment management focus, Crescent will continue to manage One Buckhead Plaza on behalf of the joint venture and will receive a promoted interest upon the property achieving certain long-term performance objectives.
Dispositions
On June 30, Crescent sold approximately 1.43 acres of undeveloped investment land in downtown Houston. The sale generated proceeds, net of selling costs, of $6.1 million and a net gain of $4.1 million.
Development
On June 9, Crescent and Hines acquired a land parcel in the John Wayne submarket of Orange County, the same submarket as Crescent’s DuPont Centre. Crescent has committed to co-develop a 260,000 square-foot Class A office property with Hines on the acquired site. Crescent has a 40% interest in the project. Upon completion of the Von Karman office development in Irvine, Crescent expects to have invested $7.3 million in equity. The development project is anticipated to break ground in the first quarter of 2006, with delivery scheduled in third quarter 2007.
El Paso Lease Termination Agreement
On July 15, Crescent subsidiaries, Crescent Real Estate Funding III, L.P., and Crescent Real Estate Funding V, L.P., finalized an agreement with Crescent’s largest office customer, El Paso Corporation, which will terminate El Paso’s leases effective December 31, 2007. Under the agreement, El Paso is required to pay in cash to Crescent:
•	$65 million in termination fees in periodic installments through December 31, 2007; and

•	$62 million in rent according to original contractual lease terms on 888,000 square feet from July 1, 2005, through December 31, 2007.
Crescent plans to immediately begin re-marketing all space not currently subleased. Crescent can collect rent simultaneous with El Paso’s rent if the vacant space of approximately 762,000 square feet is re-leased before 2007.
Crescent expects to recognize approximately $62 million in GAAP rental income from El Paso from July 1, 2005, through December 31, 2007. In addition to the recognition of rental income, Crescent expects to recognize income from termination fees of $42 million, which is net of existing straight-line rent adjustments, resulting in $8.4 million of income in 2005, $16.8 million of income in 2006 and $16.8 million of income in 2007.
Resort Residential Development Sector (18% of Gross Book Value of Real Estate Assets as of June 30, 2005)
Operating Results
Crescent’s overall resort residential investment generated $11.1 million and $16.0 million in FFO for the three months and six months ended June 30, 2005, respectively. This compares to $5.2 million and $11.3 million in FFO generated for the three months and six months ended June 30, 2004, respectively. The increase in FFO for the quarter and year-to-date periods is primarily due to product mix as it relates to inventory type available for sale and the pricing associated with this inventory.
Resort / Hotel Sector (10% of Gross Book Value of Real Estate Assets as of June 30, 2005)
Operating Results
Crescent reports operating statistics in this press release for its five resorts and spas and three upscale business-class hotels assuming 100% ownership without adjusting for joint-venture interests.

- Same-store NOI -
For the three months ended June 30, 2005, Crescent’s overall resort/hotel segment generated same-store NOI of $10.8 million, which is a 66% increase from $6.5 million generated for the same period in 2004. For the six months ended June 30, 2005, Crescent’s overall resort/hotel segment generated same-store NOI of $25.0 million, which is a 37% increase from $18.3 million generated for the same period in 2004. Improvement in NOI is primarily the result of renovations at two resorts in 2004: 97 rooms at Fairmont Sonoma Mission Inn & Spa, which began in late 2003 and was completed in July 2004; and 13 rooms at Ventana Inn & Spa which began in January 2004 and was completed in September 2004.
-Operating Statistics -
The average daily rate increased 3%, and revenue per available room increased 15% for the three months ended June 30, 2005 compared to the same period in 2004. Weighted average occupancy was 73% for the three months ended June 30, 2005, compared to 65% for the three months ended June 30, 2004.
The average daily rate increased 3%, and revenue per available room increased 12% for the six months ended June 30, 2005 compared to the same period in 2004. Weighted average occupancy was 72% for the six months ended June 30, 2005, compared to 66% for the six months ended June 30, 2004.
Improvement in occupancy for both periods is primarily the result of renovations in 2004 at Fairmont Sonoma Mission Inn & Spa and Ventana Inn & Spa as mentioned above.
Temperature-Controlled Logistics Sector (12% of Gross Book Value of Real Estate Assets as of June 30, 2005)
Operating Results
Crescent’s investment in temperature-controlled logistics properties generated $3.3 million and $6.9 million in FFO for the three months and six months ended June 30, 2005. This compares to $3.1 million and $8.0 million of FFO generated for the three months and six months ended June 30, 2004. Although FFO declined for the year-to-date period primarily due to the reduction in Crescent’s interest in the temperature-controlled logistics properties from 40% to 31.7%, continually improving operations are favorably offsetting the decline in ownership interests.
OTHER
Mezzanine Investments
On May 31, Crescent invested in a mezzanine loan for $20.0 million, secured by a Los Angeles office property. The current yield for the loan is 11.74%, floating off LIBOR. In addition, Crescent received a loan origination fee. The loan has a two-year term with three extension options.
On June 9, Crescent invested in a mezzanine loan for $12.0 million, secured by a Dallas office property. The current yield for the loan is 11.99%, floating off LIBOR. In addition, Crescent received a loan origination fee. The loan has a two-year term with three extension options.
EARNINGS OUTLOOK
Management is increasing Crescent’s 2005 earnings guidance to the range of $1.05 to $1.15 FFO per share as a result of improvements in resort residential development operations, as well as lease termination fees from El Paso. Crescent addresses earnings guidance in its earnings conference calls and provides documentation of its quarterly supplemental operating and financial data reports. Refer to the following paragraphs for details about accessing today’s conference call, presentation, and supplemental operating and financial data report.
FUNDS FROM OPERATIONS
Funds from operations is a supplemental non-GAAP financial measurement used in the real estate industry to measure and compare the operating performance of real estate companies, although those companies may calculate funds from operations in different ways. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations as Net Income (Loss) determined in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of depreciable operating property, excluding extraordinary items (determined by

GAAP), excluding depreciation and amortization of real estate assets, and including the impact of adjustments for unconsolidated partnerships and joint ventures.
Crescent’s FFO, as adjusted, follows the NAREIT definition, but is adjusted to exclude the impact of impairment charges and debt extinguishment charges related to the sale of real estate assets. Crescent provides this additional calculation of FFO, as adjusted, to exclude these charges, to assist investors in assessing the operating performance of Crescent. A reconciliation of Crescent’s FFO before and after such adjustments to GAAP net income is included in the Company’s financial statements accompanying this press release and in the “Second Quarter 2005 Supplemental Operating and Financial Data” located on the Company’s website. FFO should not be considered an alternative to net income.
SUPPLEMENTAL OPERATING AND FINANCIAL DATA
Crescent’s second quarter supplemental operating and financial data report is available on the Company’s website (www.crescent.com) in the investor relations section. To request a hard copy, please call the Company’s investor relations department at (817) 321-2180.
CONFERENCE CALL, WEBCAST AND PRESENTATION
The Company will also host a conference call and audio webcast, both open to the general public, at 10:00 A.M. Central Time on Thursday, August 4, 2005, to discuss the second quarter results and provide a Company update. To participate in the conference call, please dial (800) 818-4442 domestically or (706) 679-3110 internationally, or you may access the audio webcast on the Company’s website (www.crescent.com) in the investor relations section. A replay of the conference call will be available through August 11, 2005, by dialing (800) 642-1687 domestically or (706) 645-9291 internationally with a passcode of 7700194.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally characterized by terms such as “believe”, “expect”, “anticipate” and “may”.
Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements.
The following factors might cause such a difference:
•	The Company’s ability, at its office properties to timely lease unoccupied square footage and timely re-lease occupied square footage upon expiration on favorable terms, which continue to be adversely affected by existing real estate conditions (including the vacancy levels in particular markets, decreased rental rates and competition from other properties) and may also be adversely affected by general economic downturns;
•	The continuation of relatively high vacancy rates and reduced rental rates in the Company’s office portfolio as a result of conditions within the Company’s principal markets;
•	The ability of the Company to reinvest available funds at anticipated returns and consummate anticipated office acquisitions on favorable terms and within anticipated time frames;
•	Adverse changes in the financial condition of existing tenants;
•	The ability of El Paso Energy to satisfy its obligations to pay rent and termination fees in accordance with the terms of its agreement with the Company;
•	The ability to develop, sell and deliver residential units and lots within anticipated time frames;
•	Deterioration in the market or in the economy generally and increases in construction cost associated with development of residential land or luxury residences, including single-family homes, town homes and condominiums;
•	Financing risks, such as the Company’s ability to generate revenue sufficient to service and repay existing or additional debt, increases in debt service associated with increased debt and with variable-rate debt, the Company’s ability to meet financial and other covenants and the Company’s ability to consummate financings and refinancings on favorable terms and within any applicable time frames;
•	Deterioration in the Company’s resort/business-class hotel markets or in the economy generally;
•	The concentration of a significant percentage of the Company’s office assets in Texas;
•	The existence of complex regulations relating to the Company’s status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and
•	Other risks detailed from time to time in the Company’s filings with the SEC.
Given these uncertainties, readers are cautioned not to place undue reliance on such statements. The Company is not obligated to update these forward-looking statements to reflect any future events or circumstances.
ABOUT THE COMPANY
Crescent Real Estate Equities Company (NYSE: CEI) is a real estate investment trust headquartered in Fort Worth, Texas. Through its subsidiaries and joint ventures, Crescent owns and manages a portfolio of more than 75 premier office buildings totaling more than 30 million square feet located in select markets across the United States, with major concentrations in Dallas, Houston, Austin, Denver, Miami and Las Vegas. Crescent also makes strategic investments in resort residential development, as well as destination resorts, including Canyon Ranch®. For more information, visit the Company’s website at http://www.crescent.com.
FOR MORE INFORMATION
Jane E. Mody, Managing Director, Capital Markets, (817) 321-1086
Keira B. Moody, Vice President, Investor Relations and Corporate Communications, (817) 321-1412